Exhibit 4.9

The Business Operation Agreement

This Business Operation Agreement (hereinafter referred to as “this Agreement”) was signed by the following parties (hereinafter referred to as “Parties to this Agreement”) on January 17, 2023:

(1)

Beijing Hongyiyichuang Information Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the laws of the People’s Republic of China (PRC) (solely funded by Taiwan, Hong Kong or Macao legal person), whose registered address is Room 1214, Level 12, Building 1, Court 5, Anding Road, Chaoyang District, Beijing City (hereinafter referred to as “Party A”);

(2)

Guangzhou Lizhi Network Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the PRC laws, whose registered address is Room 101, Building 7, No. 309 Huangpu Avenue Middle, Tianhe District, Guangzhou City (hereinafter referred to as “Party B”); and

(3)

Guangzhou Shengchuang Network Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the laws of the People’s Republic of China (PRC), whose registered address is Room 201-211, 213-A312, No. 1045, 1047 Tianyuan Road, Tianhe District, Guangzhou City;

(4)	Ding Ning, PRC citizen;
(5)

Zhuhai Dayin Ruoxi Enterprise Management Center (LLP), a limited partnership duly incorporated and validly subsisting under the PRC laws, whose registered address is Office A, Room 2619, No. 128 Xingsheng First Road, Hengqin New District, Zhuhai City (together with Guangzhou Shengchuang Network Technology Co., Ltd. and Ding Ning, referred to as “Party C”).

Whereas:

1.

Party A and Party B have established a business relation through conclusion of the Amended and Restated Agreement of Exclusive Technical Consulting and Management Service Agreement and other agreements; Party B shall pay various monies to Party A under such agreements, and therefore, Party B’s daily operation will have substantive impact on Party A’s ability to pay corresponding monies; and

2.	Party C is a shareholder of Party B and holds a total of 100% equity in Party B;

the Parties to this Agreement, upon friendly negotiation and in the spirit of equality and mutual benefit, hereby arrive at the following agreement:

1.	Obligations of omission

To ensure that Party B will perform the agreements signed with Party A and bear the obligations to Party A, Party C hereby confirms, agrees and undertakes that save with the prior written consent of Party A or other parties designated by Party A, Party B will not conduct any transactions which may have substantive or adverse impact on assets, businesses, employees, obligations, rights or operations of the Company, including but not limited to the following contents:

1.1	carrying out any activities exceeding normal operations of the Company;
1.2	borrowing monies from any third parties or bearing any debts;
1.3	replacing or removing any directors of the Company or changing any senior management members of the Company;
1.4	selling assets or rights to any third parties or acquiring the same from any third parties, including but not limited to any intellectual property rights;
1.5	providing guarantees to any third parties with its assets or intellectual property rights, or providing guarantees in any other form, or setting any encumbrances on assets of the Company;
1.6	amending the Articles of Association or changing the Company’s business scope;
1.7	changing the Company’s normal business processes or amending any important internal rules and regulations of the Company; and
1.8	transferring the rights and obligations under this Agreement to any third parties.
2.	Business management and personnel arrangement
2.1

Party B and Party C hereby agree to accept and strictly implement the advice on the appointment and dismissal of the Company’s employees, the daily business management of the Company and financial management system of the Company provided by Party A from time to time.

2.2

Party B and Party C hereby agree that Party C will elect the personnel designated by Party A as the directors of Party B according to the procedures stipulated by laws and regulations and the Articles of Association, and undertake that such directors elected will elect chairman of the Company based on the personnel recommended by Party A and appoint the personnel designated by Party A as the general manager, chief financial officer and other senior management members.

2.3	The above directors or senior management members designated by Party A who leave Party A (regardless of resignation or dismissal by Party A) will be disqualified for holding any positions in Party B. In this case, Party C will elect other personnel otherwise designated by Party A to hold such positions.

2.4

For the purpose of the aforesaid Article 2.3, Party C will adopt all necessary internal and external procedures of the Company to complete the aforesaid dismissal and appointment procedures pursuant to laws, the Articles of Association and this Agreement.

2.5

Party C hereby agrees to execute an irrevocable proxy form for voting when this Agreement is concluded, according to which Party C will irrevocably authorize the personnel designated by Party A to exercise the shareholders’ rights by proxy and exercise all the shareholders’ voting rights entitled to shareholders at the shareholders’ meeting in Party B. Party C will further agree to replace the authorized personnel designated in the proxy form for voting as required by Party A at any time.

3.	Other agreements
3.1

In the event of the termination or expiry of any agreement between Party A and Party B, Party A shall have the right to decide on whether to terminate all the agreements between the two parties, including but not limited to the Amended and Restated Agreement of Exclusive Technical Consulting and Management Service Agreement.

3.2

Given that Party A and Party B have established a business relation through conclusion of the Amended and Restated Agreement of Exclusive Technical Consulting and Management Service Agreement and other agreements and Party B’s daily operation will have substantive impact on Party A’s ability to pay corresponding monies, Party C agrees that any bonus, dividend or any other gain or interest (regardless of the specific form) it receives from Party B as Party B’s shareholder shall be unconditionally paid or transferred immediately to Party A when they are realized.

4.	Entire agreement and amendment to this Agreement
4.1

This Agreement and all the agreements and/or documents mentioned or explicitly included in this Agreement shall constitute the entire agreement concluded by the respective parties on the underlying issues of this Agreement, and shall supersede all the previous oral and written agreements, contracts, understandings and communications on the underlying issues of this Agreement.

4.2	Any amendment to this Agreement shall be valid upon signing by the respective parties in writing. Relevant amended and supplementary agreements of this Agreement duly signed by the respective parties shall constitute an integral part of this Agreement and shall have the same legal force as this Agreement.

5.	Governing laws

The conclusion, validity, performance and interpretation of this Agreement and settlement of disputes shall be governed by and interpreted pursuant to PRC laws.

6.	Settlement of disputes
6.1

Any dispute between the Parties to this Agreement about the interpretation and performance of the terms hereunder shall be settled by the respective parties through good faith negotiation. Should the negotiation fail, either party may refer such dispute to the Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules in effective at that time. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding on the respective parties.

6.2	The respective parties shall continue fulfilling their obligations hereunder in good faith, except issues under dispute.
7.	Notice

Notices issued by the Parties to this Agreement for fulfilling the rights and obligations hereunder shall be made in writing and sent to the address of the other party or parties by personal delivery, registered mail, prepaid mail or other accepted express services.

8.	Validity and term of this Agreement and miscellaneous
8.1

Party A’s written consent, advice, designation and other decisions which have material impact on Party B’s daily operation involved in this Agreement shall be made by the board of directors of Party A.

8.2

This Agreement and appendixes thereof and transaction documents are complete agreements concluded by respective parties for the agreed matters to supersede any oral or written exchange opinions or suggestions previously made by respective parties.

8.3

This Agreement shall be signed by respective parties and entered into force on the date of agreement first written above. The term of this Agreement shall be 10 years, unless Party A rescinds this Agreement prematurely. If, before expiry of this Agreement, Party A proposes relevant requirement, Parties to this Agreement shall extend the validity period of this Agreement as required by Party A to continue performing this Agreement, or sign a separate business operation agreement upon Party A’s requirement.

8.4

Within the validity period of this Agreement, Party B and Party C shall not prematurely terminate this Agreement. Party A shall be entitled to terminate this Agreement at any time with a written notice to Party B and Party C.

8.5

Any term and provision of this Agreement deemed as illegal or unenforceable due to governing laws shall be deemed as deleted from this Agreement and invalid, but other terms of this Agreement shall still apply and be deemed as never containing such term as from the very beginning. The respective parties shall replace the term deemed deleted with the lawful and valid terms accepted by the respective parties upon consulting with each other.

8.6

Either party’s failure to exercise any right, authority or privilege under this Agreement shall not constitute its waiver of the said right, authority or privilege, and either party’s individual or partial exercising of any right, authority or privilege shall not exclude its exercising of any other right, authority or privilege.

In view of this, the authorized representatives of respective parties have signed this Agreement on the date first written above.

[The remainder of this page is intentionally left blank]

(SIGNATURE PAGE OF BUSINESS OPERATION AGREEMENT)

Party A:

Beijing Hongyiyichuang Information Technology Co., Ltd. (Seal)

(Seal) /s/ Seal of Beijing Hongyiyichuang Information Technology Co., Ltd.

Signature:	/s/ Ding Ning

Name: Ding Ning

Position: Legal representative

[Signature page of Business Operation Agreement]

(SIGNATURE PAGE OF BUSINESS OPERATION AGREEMENT)

Party B:

Guangzhou Lizhi Network Technology Co., Ltd. (Seal)

(Seal) /s/ Seal of Guangzhou Lizhi Network Technology Co., Ltd.

Signature:	/s/ Ding Ning

Name: Ding Ning

Position: Legal representative

[Signature page of Business Operation Agreement]

(SIGNATURE PAGE OF BUSINESS OPERATION AGREEMENT)

Party C:

Guangzhou Shengchuang Network Technology Co., Ltd. (Seal)

(Seal) /s/ Seal of Guangzhou Shengchuang Network Technology Co., Ltd.

Signature:	/s/ Li Zelong

Name: Li Zelong

[Signature page of Business Operation Agreement]

(SIGNATURE PAGE OF BUSINESS OPERATION AGREEMENT)

Party C:

Signature:	/s/ Ding Ning

Name: Ding Ning

[Signature page of Business Operation Agreement]

(SIGNATURE PAGE OF BUSINESS OPERATION AGREEMENT)

Party C:

Zhuhai Dayin Ruoxi Enterprise Management Center (LLP)  (Seal)

(Corporate seal) /s/ Seal of Zhuhai Dayin Ruoxi Enterprise Management Center (LLP)

Signature:	/s/ Ding Ning

Name: Ding Ning

Position: Executive partner

[Signature page of Business Operation Agreement]